Exhibit 3.28(a)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

USC MANAGEMENT CO., L.P.

To the Secretary of State

State of Texas

Pursuant to the provisions of the Texas Revised Limited Partnership Act, it is hereby certified that:

1. The name of the limited partnership (hereinafter referred to as the “limited partnership”) to be formed is

USC Management Co., L.P.

2. The address of the registered office and the name and address of the registered agent of the limited partnership required to be maintained in the State of Texas by Section 1.06 of the Texas Revised Limited Partnership Act are Capitol Corporate Services, Inc., 800 Brazos, Suite 100, Austin, Texas 78701.

3. The address of the principal office of the limited partnership in the United States of America where records are to be kept or made available under Section 1.07 of the Texas Revised Limited Partnership Act is 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056.

4. The name, the mailing address, and the street address of the business or residence of the sole general partner of the limited partnership is USC GP, Inc., 1360 Post Oak Blvd., Suite 800, Houston, Texas 77056.

5. The limited partnership is to be formed at the time of filing this Certificate of Limited Partnership with the Secretary of State of the State of Texas.

6. The undersigned constitutes the sole general partner of the limited partnership.

Executed on June 10, 1999.

USC GP, Inc., its general partner

By:	/s/ Charles W. Sommer

Charles W. Sommer, President